Exhibit 99.2

CONSENT OF MICHAEL MAHAN

In connection with the filing by Bright Lights Parent Corp. (“ParentCo”) of the Registration Statement (the “Registration Statement”) on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of ParentCo in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: January 10, 2022

/s/ Michael Mahan
MICHAEL MAHAN